Exhibit 10.57

EXECUTION VERSION

FIFTH AMENDMENT TO THE

RECEIVABLES FINANCING AGREEMENT

This FIFTH AMENDMENT TO THE RECEIVABLES FINANCING AGREEMENT (this “Amendment”), dated as of January 17, 2018, is entered into by and among the following parties:

(i)	AROP FUNDING, LLC, as Borrower;
(ii)	ALLIANCE COAL, LLC, as initial Servicer; and
(iii)	PNC BANK, NATIONAL ASSOCIATION (“PNC”), as LC Bank, LC Participant, Lender and Administrative Agent.

Capitalized terms used but not otherwise defined herein (including such terms used above) have the respective meanings assigned thereto in the Receivables Financing Agreement described below.

BACKGROUND

A. The parties hereto have entered into a Receivables Financing Agreement, dated as of December 5, 2014 (as amended, restated, supplemented or otherwise modified through to the date hereof, the “Receivables Financing Agreement”).

B. Concurrently herewith, the parties hereto are entering into an Amended and Restated Fee Letter (the “Fee Letter”), dated as of the date hereof.
C. Concurrently herewith, the parties thereto are entering into amendments to the Sale Agreements (the “Sale Agreement Amendments”), each dated as of the date hereof.
D. The parties hereto desire to amend the Receivables Financing Agreement as set forth herein.

NOW, THEREFORE, with the intention of being legally bound hereby, and in consideration of the mutual undertakings expressed herein, each party to this Amendment hereby agrees as follows:

SECTION 1.Amendments to the Receivables Financing Agreement.  The Receivables Financing Agreement is hereby amended to incorporate the changes shown on the marked pages of the Receivables Financing Agreement attached hereto as Exhibit A.

SECTION 2.Representations and Warranties of the Borrower and Servicer.  The Borrower and the Servicer hereby represent and warrant to each of the parties hereto as of the date hereof as follows:

(a) Representations and Warranties.   The representations and warranties made by it in the Receivables Financing Agreement and each of the other Transaction Documents to which it is a party are true and correct as of the date hereof.

(b) Enforceability.  The execution and delivery by it of this Amendment, and the performance of its obligations under this Amendment, the Receivables Financing Agreement (as amended hereby) and the other Transaction Documents to which it is a party are within its organizational powers and have been duly authorized by all necessary action on its part, and this Amendment, the Receivables Financing Agreement (as amended hereby) and the other Transaction Documents to which it is a party are (assuming due authorization and execution by the other parties thereto) its valid and legally binding obligations, enforceable in accordance with its terms, except (x) the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws from time to time in effect relating to creditors’ rights, and (y) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(c) No Event of Default. No Event of Default or Unmatured Event of Default has occurred and is continuing, or would occur as a result of this Amendment or the transactions contemplated hereby.

SECTION 3.Effect of Amendment; Ratification.  All provisions of the Receivables Financing Agreement and the other Transaction Documents, as expressly amended and modified by this Amendment, shall remain in full force and effect.  After this Amendment becomes effective, all references in the Receivables Financing Agreement (or in any other Transaction Document) to “this Receivables Financing Agreement”, “this Agreement”, “hereof”, “herein” or words of similar effect referring to the Receivables Financing Agreement shall be deemed to be references to the Receivables Financing Agreement as amended by this Amendment. This Amendment shall not be deemed, either expressly or impliedly, to waive, amend or supplement any provision of the Receivables Financing Agreement other than as set forth herein.  The Receivables Financing Agreement, as amended by this Amendment, is hereby ratified and confirmed in all respects.

SECTION 4.Conditions to Effectiveness.  This Amendment shall become effective as of the date hereof upon the Administrative Agent’s receipt of:

(a)	counterparts of this Amendment executed by each of the parties hereto;
(b)	counterparts of the Fee Letter executed by each of the parties thereto;
(c) counterparts of the Sale Agreement Amendments executed by each of the parties thereto; and

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(d) confirmation that the “Amendment Fee” has been paid in accordance with the Fee Letter.

SECTION 5.Severability.  Any provisions of this Amendment which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 6.Transaction Document.  This Amendment shall be a Transaction Document for purposes of the Receivables Financing Agreement.

SECTION 7.Counterparts.  This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute but one and the same instrument.  Delivery of an executed counterpart of a signature page to this Amendment by facsimile or e-mail transmission shall be effective as delivery of a manually executed counterpart hereof.

SECTION 8.GOVERNING LAW AND JURISDICTION.

(a) THIS AMENDMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5‑1401 AND 5‑1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT WITHOUT REGARD TO ANY OTHER CONFLICTS OF LAW PROVISIONS THEREOF, EXCEPT TO THE EXTENT THAT THE PERFECTION, THE EFFECT OF PERFECTION OR PRIORITY OF THE INTERESTS OF ADMINISTRATIVE AGENT OR ANY LENDER IN THE COLLATERAL IS GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK).

(b) EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO (I) WITH RESPECT TO THE BORROWER AND THE SERVICER, THE EXCLUSIVE JURISDICTION, AND (II) WITH RESPECT TO EACH OF THE OTHER PARTIES HERETO, THE NON-EXCLUSIVE JURISDICTION, IN EACH CASE, OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN NEW YORK CITY, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AMENDMENT, AND EACH PARTY HERETO HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING (I) IF BROUGHT BY THE BORROWER, THE SERVICER OR ANY AFFILIATE THEREOF, SHALL BE HEARD AND DETERMINED, AND (II) IF BROUGHT BY ANY OTHER PARTY TO THIS AMENDMENT, MAY BE HEARD AND DETERMINED, IN EACH CASE, IN SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT.  NOTHING IN THIS SECTION SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY OTHER CREDIT PARTY TO BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWER OR THE SERVICER OR ANY OF THEIR RESPECTIVE PROPERTY IN THE COURTS OF OTHER JURISDICTIONS.  EACH OF THE BORROWER AND THE SERVICER HEREBY

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IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING.  THE PARTIES HERETO AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

SECTION 9.Section Headings.  The various headings of this Amendment are included for convenience only and shall not affect the meaning or interpretation of this Amendment, the Receivables Financing Agreement or any provision hereof or thereof.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment by their duly authorized officers as of the date first above written.

AROP FUNDING, LLC

By:	/s/ R. EBERLEY DAVIS
Name: R. Eberley Davis
Title: Senior Vice President, General Counsel and Secretary

ALLIANCE COAL, LLC,
as the Servicer

By:	/s/ R. EBERLEY DAVIS
Name: R. Eberley Davis
Title: Senior Vice President, General Counsel and Secretary

Fifth Amendment to Receivables Financing Agreement

PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By:	/s/ MICHAEL BROWN
Name: Michael Brown
Title: Senior Vice President

PNC BANK, NATIONAL ASSOCIATION,
as LC Bank and as an LC Participant

By:	/s/ MICHAEL BROWN
Name: Michael Brown
Title: Senior Vice President

PNC BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ MICHAEL BROWN
Name: Michael Brown
Title: Senior Vice President

Fifth Amendment to Receivables Financing Agreement

Reaffirmation of Performance Guaranty.  By executing a counterpart to this Amendment, the Performance Guarantor hereby unconditionally reaffirms its obligations under the Performance Guaranty and acknowledges and agrees that such obligations continue in full force and effect (including, without limitation, with respect to the “Guaranteed Obligations”, as defined in the Performance Guaranty), and the Performance Guaranty is hereby ratified and confirmed.

ALLIANCE RESOURCE OPERATING PARTNERS, L.P., as Performance Guarantor

By:	Alliance Resource Management, GP, LLC, its managing general partner

By:	/s/ R. EBERLEY DAVIS
Name: R. Eberley Davis
Title: Senior Vice President, General Counsel and Secretary

Fifth Amendment to Receivables Financing Agreement

EXHIBIT A

(Receivables Financing Agreement)

Fifth Amendment to Receivables Financing Agreement

rescinded or must otherwise be returned for any reason, such Capital shall be increased by the amount of such rescinded or returned distribution as though it had not been made.

“Capital Stock” means, with respect to any Person, any and all common shares, preferred shares, interests, participations, rights in or other equivalents (however designated) of such Person’s capital stock, partnership interests, limited liability company interests, membership interests or other equivalent interests and any rights (other than debt securities convertible into or exchangeable for capital stock), warrants or options exchangeable for or convertible into such capital stock or other equity interests.

“Change in Control” means the occurrence of any of the following: (a) the Transferor ceases to own, directly, 100% of the issued and outstanding Capital Stock and other equity interests of Borrower free and clear of all Adverse Claims (other than any Adverse Claim in favor of the Credit Agreement Administrative Agent (so long as such Person is then party to the No Petition Letter)),  (b) Parent ceases to own, directly or indirectly, 98% or more of the issued and outstanding Capital Stock or other equity interests of any Originator or the Servicer, (c) the managing general partner of the Parent shall at any time for any reason cease to be either the sole or managing general partner of Alliance Resource Partners, L.P. or (d) the AHGP Management Investors shall at any time for any reason cease to (i) possess the right, directly or indirectly, to elect or appoint a majority of the board of directors of the managing general partner of the Parent or (ii) control, directly or indirectly, the managing general partner of the Parent. Notwithstanding the foregoing, any transaction or series of transactions that result in (I) Alliance Holdings GP, L.P. merging with and into Alliance Resource Partners, L.P., with either Alliance Holdings GP, L.P. or Alliance Resource Partners, L.P. as the surviving entity, (II) Alliance Holdings GP, L.P. becoming a direct or indirect wholly-owned subsidiary of Alliance Resource Partners, L.P.,  (III) Alliance Resource Partners, L.P. merging with or into Alliance Holdings GP, L.P. or a Subsidiary thereof, with Alliance Holdings GP, L.P. or such Subsidiary as the surviving entity, or (IV) any exchange of incentive distribution rights in Alliance Resource Partners, L.P. and/or exchange of general partner interests in Alliance Resource Partners, L.P. or the Parent for common units of Alliance Resource Partners, L.P. (any such transaction described in clause (I) - (IV) above, a “Simplification Transaction”), shall not constitute a Change in Control hereunder regardless of whether or not, after giving effect to such Simplification Transaction, any of the events described in clauses (c) or (d) of the first sentence of this definition of Change in Control shall have occurred.

“Change in Law” means the occurrence, after the Closing Date (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to the agreements reached by the Basel Committee on Banking Supervision in “Basel III: A Global

Regulatory Framework for More Resilient Banks and Banking Systems” (as amended, supplemented or otherwise modified or replaced from time to time), shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing Date” means December 5, 2014.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Collateral” has the meaning set forth in Section 5.05(a).

“Collections” means, with respect to any Pool Receivable:  (a) all funds that are received by any Originator, the Transferor, the Borrower, the Servicer or any other Person on their behalf in payment of any amounts owed in respect of such Pool Receivable (including purchase price, finance charges, interest and all other charges), or applied to amounts owed in respect of such Pool Receivable (including insurance payments and net proceeds of the sale or other disposition of repossessed goods or other collateral or property of the related Obligor or any other Person directly or indirectly liable for the payment of such Pool Receivable and available to be applied thereon), (b) all Deemed Collections, (c) all proceeds of all Related Security with respect to such Pool Receivable and (d) all other proceeds of such Pool Receivable.

“Commitment” means, with respect to any Lender, LC Participant or LC Bank, as applicable, the maximum aggregate amount which such Person is obligated to lend or pay hereunder on account of all Loans and all drawings under all Letters of Credit, on a combined basis, as set forth on Schedule I or in the Assumption Agreement or other agreement pursuant to which it became a Lender and/or LC Participant, as such amount may be modified in connection with any subsequent assignment pursuant to Section 14.03 or in connection with a reduction in the Facility Limit pursuant to Section 2.02(e) or an increase in Commitments pursuant to Section 2.02(h).  If the context so requires, “Commitment” also refers to a Lender’s obligation to make Loans, make Participation Advances and/or issue Letters of Credit hereunder in accordance with this Agreement.

“Concentration Percentage” means (i) for any Group AA Obligor, 30.00%, (ii) for any Group A Obligor, 17.50%, (iii) for any Group B Obligor, 15.00%, (iv) for any Group C Obligor, 12.50% and (v) for any Group D Obligor, 7.50%.

“Concentration Reserve” means, at any time of determination, an amount equal to: (a) the sum of the Aggregate Capital plus the LC Participation Amount on such date, multiplied by (b)(i) the Concentration Reserve Percentage on such date, divided by (ii) 100% minus the Concentration Reserve Percentage on such date.

“Concentration Reserve Percentage” means, at any time of determination, the largest of: (a) the sum of the five (5) largest Obligor Percentages of the Group D Obligors, (b) the sum of the three (3) largest Obligor Percentages of the Group C Obligors, (c) the sum of the two (2) largest Obligor Percentage of the Group B Obligors and (d) the largest Obligor Percentage of the Group A Obligors; provided, that, for purposes of determining the Concentration Reserve Percentage, with respect to any Eligible Receivable supported by an Eligible Supporting Letter of Credit, the “Obligor” thereof (including for purposes of determining such Obligor’s Obligor Percentage and status as a Group A Obligor, Group B Obligor, Group C Obligor or Group D Obligor) shall be deemed to be the related Eligible Supporting Letter of Credit Provider; provided, further that if any Pool Receivable is partially supported by an Eligible Supporting Letter of Credit, then the “Obligor” thereof shall be deemed to be (i) with respect to the Unsupported Outstanding Balance of such Pool Receivable, the Obligor of such Pool Receivable and (ii) with respect to the Supported Outstanding Balance of such Pool Receivable, the related Eligible Supporting Letter of Credit Provider.

“Consolidated Cash Flow” means, as of any date of determination for any applicable period, the excess, if any, of (a) the sum of, without duplication, the amounts for such period, taken as a single accounting period, of (i) Consolidated Net Income for such period, plus (ii) to the extent deducted in the determination of Consolidated Net Income for such period, without duplication, (A) Consolidated Non-Cash Charges, (B) Consolidated Interest Expense and (C) Consolidated Income Tax Expense, over (b) the sum of, without duplication, the amounts for such period, taken as a single accounting period, of (i) any non-cash items increasing Consolidated Net Income for such period (x) to the extent that such items constitute reversals of Consolidated Non-Cash Charges for a previous period and which were included in the computation of Consolidated Cash Flow for such previous period pursuant to the provisions of the preceding clause (a) or (y) for unrealized gains under derivative instruments, and (ii) any cash charges for such period to the extent that such charges constituted non-cash items for a previous period and to the extent such charges are not otherwise included in the determination of Consolidated Net Income; provided that Consolidated Cash Flow shall be calculated, without duplication, after giving effect on a pro forma basis for such period, in all respects in accordance with GAAP, to any Transfer or Asset Acquisitions (including, without limitation any Asset Acquisition by the Parent or any Subsidiary of Parent giving rise to the need to determine Consolidated Cash Flow as a result of the Parent or one of its Subsidiaries (including any person that becomes a Subsidiary as result of any such Asset Acquisition) incurring, assuming or otherwise becoming liable for any debt) occurring during the period commencing on the first day of such period to and including the date of the transaction, as if such Transfer or Asset Acquisition occurred on the first day of such period.

“Consolidated Fixed Charges” means, with respect to the Parent and its Subsidiaries for any period, the sum of Consolidated Interest Expense plus cash distributions for such period, in each case, determined on a consolidated basis in accordance with GAAP.

“Consolidated Income Tax Expense” means, with respect to any period, all provisions for Federal, state, local and foreign income taxes of the Parent and its Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, as of any date of determination for any applicable period, the sum (without duplication) of the following (in each case, eliminating all offsetting debits and credits between the Parent and its Subsidiaries and all other items required to be eliminated in the course of the preparation of consolidated financial statements of the Parent and its Subsidiaries in accordance with GAAP): (a) all interest in respect of debt of the Parent and its Subsidiaries whether paid or accrued (including non-cash interest payments and imputed interest on capital lease obligations) deducted in determining Consolidated Net Income

“Controlled Related Party” of a Borrower Indemnified Party or Servicer Indemnified Party means (1) any Affiliate of a Borrower Indemnified Party or Servicer Indemnified Party (as applicable),  (2) the respective directors, officers, or employees of such Borrower Indemnified Party or Servicer Indemnified Party (as applicable) and its Affiliates and (3) the respective agents or representatives of such Borrower Indemnified Party or Servicer Indemnified Party (as applicable) and its Affiliates, in the case of this clause (3), acting on behalf of or at the instructions of such Borrower Indemnified Party or Servicer Indemnified Party (as applicable) or its Affiliates; provided,  however, that no Covered Entity or Affiliate of a Covered Entity, or any director, officer, employee, agent or representative of any of the foregoing shall constitute a “Controlled Related Party”.

“Covered Entity” shall mean (a) each of Borrower, the Servicer, the Transferor, each Originator, the Parent and each of Parent’s Subsidiaries and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above.  For purposes of this definition, control of a Person shall mean the direct or indirect (x) ownership of, or power to vote, 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.

“Credit Agreement” means the ~~Third~~Fourth Amended and Restated Credit Agreement, dated as of ~~May 23, 2012,~~January 27, 2017, among Parent, as borrower, the lenders from time to time party thereto, the letter of credit issuing banks from time to time party thereto and ~~JPMorgan Chase Bank, N.A., as administrative agent, swing line lender and collateral agent~~the Credit Agreement Administrative Agent, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Credit Agreement Administrative Agent” means JPMorgan Chase Bank, N.A., as administrative agent and/or collateral agent under the Credit Agreement.

“Credit and Collection Policy” means, as the context may require, those receivables credit and collection policies and practices of the Originators in effect on the Closing Date and described in Exhibit E, as modified in compliance with this Agreement.

“Credit Extension” means the making of any Loan or the issuance of any Letter of Credit or any modification, extension or renewal of any Letter of Credit.

“Credit Party” means each Lender, the LC Bank, each LC Participant and the Administration Agent.

“Daily Report” means a report substantially in the form of Exhibit I‑2.

“Days’ Sales Outstanding” means, for any Fiscal Month, an amount computed as of the last day of such Fiscal Month equal to:  (a) the average of the Outstanding Balance of all Pool Receivables as of the last day of each of the three most recent Fiscal Months ended on the last day of such Fiscal Month,  divided by (b) (i) the aggregate initial Outstanding Balance of all Pool Receivables originated by the Originators during the three most recent Fiscal Months ended on the last day of such Fiscal Month,  divided by (ii) 90.

“Dilution Horizon Ratio” means, for any Fiscal Month, the ratio (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of such Fiscal Month by dividing:  (a) the aggregate initial Outstanding Balance of all Pool Receivables generated by the Originators during the most recent Fiscal Month,  by (b) the Net Receivables Pool Balance as of the last day of such Fiscal Month.

“Dilution Ratio” means, for any Fiscal Month, the greater of (i) 0.50% and (ii) the ratio (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward), computed as of the last day of each Fiscal Month by dividing:  (a) the aggregate amount of Deemed Collections during such Fiscal Month (other than any Deemed Collections with respect to any Receivables that were both (I) generated by an Originator during such Fiscal Month and (II) written off the applicable Originator’s or the Borrower’s books as uncollectible during such Fiscal Month), by (b) the aggregate initial Outstanding Balance of all Pool Receivables generated by the Originators during the Fiscal Month that is one month prior to such Fiscal Month.

“Dilution Reserve” means, on any day, an amount equal to:  (a) the Aggregate Capital plus the LC Participation Amount on such day, multiplied by (b) (i) the Dilution Reserve Percentage on such day, divided by (ii) 100% minus the Dilution Reserve Percentage on such day.

“Dilution Reserve Percentage” means, on any day, the product of (a) the Dilution Horizon Ratio, multiplied by (b) the sum of (i) 2.25 times the average of the Dilution Ratios for the twelve most recent Fiscal Months,  plus (ii) the Dilution Volatility Component.

“Dilution Volatility Component” means, for any Fiscal Month,  (a) the positive difference, if any, between:  (i) the highest Dilution Ratio for any Fiscal Months during the twelve most recent Fiscal Month and (ii) the arithmetic average of the Dilution Ratios for such twelve months times (b) (i) the highest Dilution Ratio for any Fiscal Month during the twelve most recent Fiscal Months,  divided by (ii) the arithmetic average of the Dilution Ratios for such twelve months.

“Dollars” and “$” each mean the lawful currency of the United States of America.

“Drawing Date” has the meaning set forth in Section 3.04(a).

“Eligible Assignee” means (i) any Lender or any of its Affiliates and (ii) any other financial institution approved by the Borrower, such approval not to be unreasonably withheld, conditioned or delayed.

“Eligible Foreign Obligor” means an Obligor (or with respect to any Receivable that is supported by an Eligible Supporting Letter of Credit, such Eligible Supporting Letter of Credit Provider) which is organized under the laws of any country (or with respect to an Eligible Supporting Letter of Credit Provider, the country in which the office from which it is obligated to make payment with respect to such Eligible Supporting Letter of Credit is located) (other than the United States) that is not a Sanctioned Country and that has a foreign currency rating of at least “BBB-” by S&P and “Baa3” by Moody’s.

“Eligible Receivable” means, at any time of determination, a Pool Receivable:

(a) the Obligor of which is: (i) a resident of the United States of America or an Eligible Foreign Obligor;  (ii) not a federal governmental authority other than TVA; (iii) not a Sanctioned Person; (iv) not an Affiliate of the Borrower, the Parent, the Transferor, the Servicer or any Originator; (v) [Reserved]; (vi) not the Obligor with respect to Delinquent Receivables with an aggregate Outstanding Balance exceeding 25% of the aggregate Outstanding Balance of all such Obligor’s Pool Receivables; and (vii) not a Material Supplier to any Originator or the Transferor or an Affiliate of such Material Supplier;

(b) for which an Insolvency Proceeding shall not have occurred with respect to the Obligor thereof or any other Person obligated thereon or owning any Related Security with respect thereto;

(c) that is denominated and payable only in U.S. dollars in the United States of America, and the Obligor with respect to which has been instructed to remit Collections in respect thereof directly to a Lock-Box or Lock-Box Account in the United States of America;

(d) that does not have a due date which is more than 60 days after the original invoice date of such Receivable;
(e) that arises under a Contract for the sale of goods or services in the ordinary course of the applicable Originator’s business;

(f) that arises under a duly authorized Contract that is in full force and effect and that is a legal, valid and binding obligation of the related Obligor, enforceable against such Obligor in accordance with its terms;

(g) that has been sold by an Originator to the Transferor pursuant to the Purchase and Sale Agreement and sold or contributed by the Transferor to the Borrower pursuant to the Sale and Contribution Agreement, and with respect to which transfers all conditions precedent under the Sale Agreements have been met;

(h) that, together with any Contract related thereto, conforms in all material respects with all Applicable Laws (including any applicable laws relating to usury, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy);

(i) with respect to which all consents, licenses, approvals or authorizations of, or registrations or declarations with or notices to, any Governmental Authority or other Person required to be obtained, effected or given by an Originator in connection with the creation of such Receivable, the execution, delivery and performance by such Originator of the related Contract or the assignment thereof under the Purchase and Sale Agreement have been duly obtained, effected or given and are in full force and effect;

also obligated to perform under the contract and (iii) is not a transfer of an interest in or an assignment of a claim under a policy of insurance;

(u)which does not relate to the sale of any consigned goods or finished goods which have incorporated any consigned goods into such finished goods;

(v)if the Obligor of which is a Top Twenty-Five Obligor, in which no Originator or the Transferor (or any Affiliate of any of the foregoing) owes any amount to such Obligor (including as a result of such Obligor being a Supplier to such Person); provided, that only such portion of such Receivable to the extent subject to potential offset respecting any of the foregoing shall be deemed to be ineligible pursuant to this clause (v); and

(w)that satisfies all applicable requirements of clause (j) of Section 6.1 of the Purchase and Sale Agreement.

“Eligible Supporting Letter of Credit” means, with respect to any Pool Receivables of an Obligor, an unconditional (except for any draft or documentation required to be presented as a condition to drawings thereunder), irrevocable standby or commercial letter of credit, at all times in form and substance acceptable to the Administrative Agent in its sole discretion, issued or confirmed by an Eligible Supporting Letter of Credit Provider, which letter of credit (i) supports the payment of such Pool Receivables, (ii) names the Originator of such Pool Receivables as the sole beneficiary thereof and (iii) is payable in U.S. Dollars.

“Eligible Supporting Letter of Credit Provider” means a bank so designated in writing by the Administrative Agent to the Servicer (in the sole discretion of the Administrative Agent); provided, at any time after the long-term unsecured senior debt obligation of such bank is withdrawn or falls below a rating of (a) “BBB-” by S&P’s on its long-term senior unsecured and uncredit-enhanced debt securities, or (b) “Baa3” by Moody’s on its long-term senior unsecured and uncredit-enhanced debt securities, that the Administrative Agent may revoke (in the sole discretion) any such designation by written notice, which revocation shall be effective on the date so designated, and on such effective date, each letter of credit issued or confirmed by such bank shall cease to be an Eligible Supporting Letter of Credit.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

“ERISA Affiliate” means, with respect to any Person, any corporation, trade or business which together with the Person is a member of a controlled group of corporations or a controlled group of trades or businesses and would be deemed a “single employer” within the meaning of Sections 414(b), (c), (m) of the Code or Section 4001(b) of ERISA.

“Euro-Rate” means, at any time of determination, with respect to any Lender, (i) if such Lender and the Borrower have agreed in writing that the Euro-Rate for such Lender will be determined based upon LMIR, then LMIR at such time or (ii) in all other cases, Adjusted LIBOR at such time.  The Euro-Rate with respect to PNC shall be determined based upon LMIR unless otherwise agreed by PNC and the Borrower in writing.

“Euro-Rate Reserve Percentage” means, the maximum effective percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including without limitation, supplemental, marginal, and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”).

“Event of Default” has the meaning specified in Section 10.01.

“Excess Concentration” means, the sum, without duplication, of:

(a) the sum of the amounts calculated for each of the Obligors equal to the excess (if any) of (i) aggregate Outstanding Balance of the Eligible Receivables of such Obligor, over (ii) the product of (x) such Obligor’s Concentration Percentage, multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables; plus

(b) the excess (if any) of (i) the aggregate Outstanding Balance of all Eligible Receivables, the Obligors of which are Eligible Foreign Obligors, over (ii) the product of (x) 3.50%, multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables; plus

(c)the excess (if any) of (i) the aggregate Outstanding Balance of all Eligible Receivables that are In-Transit Receivables, over (ii) the product of (x) 7.5%, multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables; plus

(~~c~~d)the excess (if any) of (i) the aggregate Outstanding Balance of all Eligible Receivables that have not been billed, over (ii) the product of (x) 10.0%, multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables;

provided, that, for purposes of determining the “Excess Concentration” pursuant to clause (a) above, with respect to any Eligible Receivable supported by an Eligible Supporting Letter of Credit, the “Obligor” thereof shall be deemed to be the related Eligible Supporting Letter of Credit Provider, provided, further that, for purposes of determining the “Excess Concentration” pursuant to clause (b) above, with respect to any Eligible Receivable supported by an Eligible Supporting Letter of Credit, the “Obligor” thereof shall be deemed to be the related Eligible Supporting Letter of Credit Provider (and, with respect to any Eligible Receivable supported by an Eligible Supporting Letter of Credit, such Obligor shall be deemed to be organized under the laws of the country in which the office from which it is obligated to make payment with respect to such Eligible Supporting Letter of Credit is located) and provided, further that if any Pool Receivable is partially supported by an Eligible Supporting Letter of Credit, then the “Obligor” thereof shall be deemed to be (i) with respect to the Unsupported Outstanding Balance of such Pool Receivable, the Obligor of such Pool Receivable and (ii) with respect to the Supported Outstanding Balance of such Pool Receivable, the related Eligible Supporting Letter of Credit Provider.

“Exchange Act” means the Securities Exchange Act of 1934, as amended or otherwise modified from time to time.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

“Fee Letter” has the meaning specified in Section 2.03(a).

“Fees” has the meaning specified in Section 2.03(a).

“Final Maturity Date” means the date that is one hundred eighty (180) days following the Scheduled Termination Date (as such date may be extended pursuant to Section 2.02(g)), or such earlier date on which the Loans become due and payable pursuant to Section 10.01.

“Final Payout Date” means the date on or after the Termination Date when (i) the Aggregate Capital and Aggregate Interest have been paid in full, (ii) the LC Participation Amount has been reduced to zero ($0) and no Letters of Credit issued hereunder remain outstanding and undrawn, (iii) all Borrower Obligations shall have been paid in full, (iv) all other amounts owing to the Credit Parties and any other Borrower Indemnified Party or Affected Person hereunder and under the other Transaction Documents have been paid in full and (v) all accrued Servicing Fees have been paid in full.

“Financial Officer” of any Person means, the chief executive officer, the chief financial officer, the chief accounting officer, the principal accounting officer, the controller, the treasurer or the assistant treasurer of such Person.

“Fiscal Month” means each calendar month.

“Fitch” means Fitch, Inc. and any successor thereto that is a nationally recognized statistical rating organization.

“Fixed Charge Ratio” means the ratio of (a) Consolidated Cash Flow minus (i) Consolidated Income Tax Expense, minus (ii) Maintenance Cap Ex to (b) Consolidated Fixed Charges of the Parent and its Subsidiaries for each rolling four-quarter period (provided  that in calculating the Fixed Charge Ratio for any rolling four-quarter period (i) distributions made in the first quarter of such four-quarter period shall be excluded ~~form~~from determining the Fixed Charge Ratio and (ii) all distributions declared or made in the current quarter when the calculation is being made (up to the time when the calculation is being made) shall be included in determining the Fixed Charge Ratio).

“GAAP” means generally accepted accounting principles in the United States of America, consistently applied.

“Governmental Acts” has the meaning set forth in Section 3.09.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

(b) if the Base Rate is applicable to such Lender pursuant to Section 5.04, the Base Rate in effect on such day;

provided,  however, that the “Interest Rate” for any day while an Event of Default has occurred and is continuing shall be an interest rate per annum equal to the sum of 2.00% per annum plus the greater of (i) the Base Rate in effect on such day and (ii) the Adjusted LIBOR with respect to such Lender for such Interest Period; provided,  further, that no provision of this Agreement shall require the payment or permit the collection of Interest in excess of the maximum permitted by Applicable Law; and provided,  further,  however,  that Interest for any Loan shall not be considered paid by any distribution to the extent that at any time all or a portion of such distribution is rescinded or must otherwise be returned for any reason.

“Interim Report” means each Daily Report and Weekly Report.

“In-Transit Receivable” means, at any time of determination, any Receivable arising in connection with the sale of any goods or merchandise that as of such time, have been shipped but not delivered to the related Obligor.

“Investment Company Act” means the Investment Company Act of 1940, as amended or otherwise modified from time to time.

“LC Bank” has the meaning set forth in the preamble to this Agreement.

“LC Collateral Account” means the account at any time designated as the LC Collateral Account established and maintained by the Administrative Agent (for the benefit of the LC Bank and the LC Participants), or such other account as may be so designated as such by the Administrative Agent.

“LC Fee Expectation” has the meaning set forth in Section 3.05(c).

“LC Limit” means $100,000,000.  References to the unused portion of the LC Limit shall mean, at any time of determination, an amount equal to (x) the LC Limit at such time, minus (y) the LC Participation Amount.

“LC Participant” means each Lender.

“LC Participation Amount” means at any time of determination, the sum of the amounts then available to be drawn under all outstanding Letters of Credit.

“LC Request” means a letter in substantially the form of Exhibit A hereto executed and delivered by the Borrower to the Administrative Agent, the LC Bank and the Lenders pursuant to Section 3.02(a).

“LCR Security” means any commercial paper or security (other than equity securities issued to Parent or any Originator that is a consolidated subsidiary of Parent under generally accepted accounting principles) within the meaning of Paragraph __.32(e)(1)(viii) of the final rules titled Liquidity Coverage Ratio: Liquidity Risk Measurement Standards, 79 Fed. Reg. 197, 61440 et seq. (October 10, 2014).

“Notice Date” has the meaning set forth in Section 3.02(b).

“No-Petition Letter” means that certain Letter Agreement re Pledge of SPV Interests, entered into in connection with the Fifth Amendment to this Agreement, dated as of January 17, 2018, by and among the Credit Agreement Administrative Agent, the Administrative Agent and the other parties thereto.

“Obligor” means, with respect to any Receivable, the Person obligated to make payments pursuant to the Contract relating to such Receivable.

“Obligor Percentage” means, at any time of determination, for each Obligor, a fraction, expressed as a percentage, (a) the numerator of which is the aggregate Outstanding Balance of the Eligible Receivables of such Obligor less the amount (if any) then included in the calculation of the Excess Concentration with respect to such Obligor and (b) the denominator of which is the aggregate Outstanding Balance of all Eligible Receivables at such time.

“Order” has the meaning set forth in Section 3.10.

“Originator” and “Originators” have the meaning set forth in the Purchase and Sale Agreement, as the same may be modified from time to time by adding new Originators or removing Originators, in each case with the prior written consent of the Administrative Agent.

“Other Connection Taxes” means, with respect to any Affected Person, Taxes imposed as a result of a present or former connection between such Affected Person and the jurisdiction imposing such Tax (other than connections arising from such Affected Person having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Loan or Transaction Document).

“Other Taxes” means any and all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies or fees arising from any payment made hereunder or from the execution, delivery, filing, recording or enforcement of, or otherwise in respect of, this Agreement, the other Transaction Documents and the other documents or agreements to be delivered hereunder or thereunder, except any such Taxes that are Other Connection Taxes imposed with respect to any assignment or participation.

“Outstanding Balance” means, at any time of determination, with respect to any Receivable, the then outstanding principal balance thereof.

“Parent” means Alliance Resource Operating Partners, L.P., a Delaware limited partnership.

“Parent Revolving Facility” means the Parent’s revolving credit facility under the Credit Agreement, as it may be extended, refinanced or refunded by some or all of the lenders thereunder.

“Parent Group” has the meaning set forth in Section 8.03(c).

“Reportable Compliance Event” shall mean that any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations is in actual or probable violation of any Anti-Terrorism Law.

“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Pension Plan (other than a Pension Plan maintained by an ERISA Affiliate which is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).

“Representatives” has the meaning set forth in Section 14.06(c).

“Required Capital Amount” means $12,000,000.

“Responsible Officer” of any Person means, any Financial Officer, any vice president, the secretary, the general counsel, or any other officer of such Person customarily performing functions similar to those performed by any of the above-designated officers or responsible for the administration of the obligations of such Person under the Transaction Documents and also, with respect to a particular matter any other officer to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject.

“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business, and any successor thereto that is a nationally recognized statistical rating organization.

“Sale Agreements” means the Purchase and Sale Agreement and the Sale and Contribution Agreement.

“Sale and Contribution Agreement” means the Sale and Contribution Agreement, dated as of the Closing Date, among the Servicer, the Transferor and the Borrower, as such agreement may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Sanctioned Country” means a country subject to a sanctions program maintained under any Anti-Terrorism Law.

“Sanctioned Person”  means any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person, group, regime, entity or thing, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any Anti-Terrorism Law.

“Scheduled Termination Date” means January ~~17, 2018,~~16, 2019, as such date may be extended from time to time pursuant to Section 2.02(g).

“SEC” shall mean the U.S. Securities and Exchange Commission or any governmental agencies substituted therefor.

“Supported Outstanding Balance” means, for any Receivable at any time that is supported in whole or in part by an Eligible Supporting Letter of Credit, the lesser of (a) the Outstanding Balance of such Receivable and (b) the face amount of such Eligible Supporting Letter of Credit.

“Tax Benefit” has the meaning set forth in Section 5.03(k).

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority and all interest, penalties, additions to tax and any similar liabilities with respect thereto.

“Termination Date” means the earliest to occur of (a) the Scheduled Termination Date, (b) the date on which the “Termination Date” is declared or deemed to have occurred under Section 10.01 and (c) the date selected by the Borrower on which all Commitments have been reduced to zero pursuant to Section 2.02(e).

“Termination Event” means a “Termination Event” under any Sale Agreement.

“Top Twenty-Five Obligor” means, at any time of determination, the largest twenty-five Obligors based on Outstanding Balance of Receivables then in the Receivables Pool.

“Total Reserves” means, at any time of determination, the sum of:  (a) the Yield Reserve, plus (b) the greater of (i) the sum of the Concentration Reserve plus the Minimum Dilution Reserve and (ii) the sum of the Loss Reserve plus the Dilution Reserve.

“Transaction Documents” means this Agreement, the Sale Agreements, the Lock-Box Agreements, the Fee Letter, the No-Petition Letter, each Subordinated Note, Demand Note, the Performance Guaranty and all other certificates, instruments, UCC financing statements, reports, notices, agreements and documents executed or delivered under or in connection with this Agreement, in each case as the same may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement.

“Transfer” means, with respect to any person, any transaction in which such person sells, conveys, abandons, transfers, leases (as lessor), or otherwise disposes of any of its assets; provided, however, that “Transfer” shall not include (a) the granting of any liens permitted to be granted under the Credit Agreement, (b) any transfer of assets permitted pursuant to Section 5.02(d) of the Credit Agreement, (c) the making of any Restricted Payment (as defined in the Credit Agreement) permitted in the loan documentation  relating to the Credit Agreement or (d) the making of any investments permitted in the loan documentation relating to the Credit Agreement.

“Transfer Restrictions Agreement” means that certain Transfer Restrictions Agreement, dated as of June 13, 2006, by and among Alliance Holdings GP, L.P., Alliance GP, LLC, C‑Holdings, LLC, Joseph W. Craft III, Alliance Resource Holdings II, Inc., Alliance Resource Holdings, Inc., Alliance Resource GP, LLC and each other party named therein as a party thereto, as the same may be amended, modified or supplemented.

“Transferor” means the Parent.

“TVA” means Tennessee Valley Authority.

“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction.

“Unmatured Event of Default” means an event that but for notice or lapse of time or both would constitute an Event of Default.

“Unsupported Outstanding Balance” means, for any Receivable at any time, (a) the then Outstanding Balance of such Receivable, less (b) the Supported Outstanding Balance for such Receivable.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 5.03(f)(ii)(B)(3).

“Volcker Rule” means Section 13 of the U.S. Bank Holding Company Act of 1956, as amended, and the applicable rules and regulations thereunder.

“Weekly Report” means a report substantially in the form of Exhibit I‑1.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Yield Reserve” means, at any time of determination, an amount equal to the product of (i) the sum of the Aggregate Capital plus the LC Participation Amount on such date, multiplied by (ii) (x) the Yield Reserve Percentage on such date, divided by (y) 100% minus the Yield Reserve Percentage on such date.

“Yield Reserve Percentage” means, at any time of determination:

1.50 x DSO x (BR + SFR)
360

where:

BR	=	the Base Rate at such time;
DSO	=	Days’ Sales Outstanding for the month most recently ended; and
SFR	=	the Servicing Fee Rate.

SECTION 1.02  Other Interpretative Matters.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP.  All terms used in Article 9 of the UCC in the State of New York and not specifically defined herein, are used herein as defined in such Article 9.  Unless otherwise expressly indicated, all references herein to “Article,” “Section,” “Schedule”, “Exhibit” or “Annex” shall mean articles and sections of, and schedules, exhibits and annexes to, this Agreement.  For purposes of this Agreement, the other Transaction Documents and all such certificates and other documents, unless the context otherwise requires:

Borrower Indemnified Parties), the LC Bank and the LC Participants hereunder shall be paid or distributed to the Administrative Agent’s Account.  The Administrative Agent, upon its receipt in the Administrative Agent’s Account of any such payments or distributions, shall distribute such amounts to the applicable Lenders, the LC Bank, LC Participants, Affected Persons and the Borrower Indemnified Parties ratably; provided that if the Administrative Agent shall have received insufficient funds to pay all of the above amounts in full on any such date, the Administrative Agent shall pay such amounts to the applicable Lenders, the LC Bank, the LC Participants, Affected Persons and the Borrower Indemnified Parties in accordance with the priority of payments set forth above, and with respect to any such category above for which there are insufficient funds to pay all amounts owing on such date, ratably (based on the amounts in such categories owing to each such Person) among all such Persons entitled to payment thereof.

(c) If and to the extent the Administrative Agent, any Credit Party, any Affected Person or any Borrower Indemnified Party shall be required for any reason to pay over to any Person any amount received on its behalf hereunder, such amount that is actually paid over shall be deemed not to have been so received but rather to have been retained by the Borrower and, accordingly, the Administrative Agent, such Credit Party, such Affected Person or such Borrower Indemnified Party, as the case may be, shall have a claim against the Borrower for such amount.

(d) For the purposes of this Section 4.01:

(i) if on any day the Outstanding Balance of any Pool Receivable is reduced or adjusted as a result of any defective, rejected, returned, repossessed or foreclosed goods or services, or any revision, cancellation, allowance, rebate, discount or other adjustment made by the Borrower, any Originator, the Transferor, the Servicer or any Affiliate of the Servicer, or any setoff or dispute between the Borrower or any Affiliate of the Borrower, the Transferor or any Affiliate of the Transferor, an Originator or any Affiliate of an Originator, or the Servicer or any Affiliate of the Servicer, and an Obligor, the Borrower shall be deemed to have received on such day a Collection of such Pool Receivable in the amount of such reduction or adjustment and shall immediately pay any and all such amounts in respect thereof to a Lock-Box Account (or as otherwise directed by the Administrative Agent at such time) for the benefit of the Credit Parties for application pursuant to Section 4.01(a);

(ii) if on any day any of the representations or warranties in Section 7.01 is not true with respect to any Pool Receivable, the Borrower shall be deemed to have received on such day a Collection of such Pool Receivable in full and shall immediately pay the amount of such deemed Collection to a Lock-Box Account (or as otherwise directed by the Administrative Agent at such time) for the benefit of the Credit Parties for application pursuant to Section 4.01(a) (Collections deemed to have been received pursuant to Section 4.01(d) are hereinafter sometimes referred to as “Deemed Collections”);

(iii) except as provided in clauses (i) or (ii) above or otherwise required by Applicable Law or the relevant Contract, all Collections received from an Obligor (or Eligible Supporting Letter of Credit Provider) of any Receivable shall be applied to the

(z)Liquidity Coverage Ratio.  The Borrower has not~~, does not and will not during the term of this Agreement (x) issue any obligations that (A) constitute asset-backed commercial paper, or (B) are securities required to be registered under the Securities Act of 1933 (the “33 Act”) or that may be offered for sale under Rule 144A or a similar exemption from registration under the 33 Act or the rules promulgated thereunder, or (y) issue any other debt obligations or equity interests other than equity interests issued to the Parent, the Subordinated Notes or debt obligations substantially similar to the obligations of the Borrower under this Agreement that are (A) issued to other banks or asset-backed commercial paper conduits in privately negotiated transactions, and (B) subject to transfer restrictions substantially similar to the transfer restrictions set forth in this Agreement.  The Borrower further represents and warrants that its assets and liabilities are consolidated with the assets and liabilities of Servicer for purposes of GAAP.~~ issued any LCR Securities, and the Borrower is a consolidated subsidiary of Parent under generally accepted accounting principles.

Notwithstanding any other provision of this Agreement or any other Transaction Document, the representations contained in this Section shall be continuing, and remain in full force and effect until the Final Payout Date.

SECTION 7.02.  Representations and Warranties of the Servicer.  The Servicer represents and warrants to each Credit Party as of the Closing Date, on each Settlement Date and on each day on which a Credit Extension shall have occurred:

(a) Organization and Good Standing.  The Servicer is a duly organized and validly existing limited liability company in good standing under the laws of the State of Delaware, with the power and authority under its organizational documents and under the laws of the State of Delaware to own its properties and to conduct its business as such properties are currently owned and such business is presently conducted.

(b) Due Qualification.  The Servicer is duly qualified to do business, is in good standing as a foreign entity and has obtained all necessary licenses and approvals in all jurisdictions in which the conduct of its business or the servicing of the Pool Receivables as required by this Agreement requires such qualification, licenses or approvals, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c) Power and Authority; Due Authorization.  The Servicer has all necessary power and authority to (i) execute and deliver this Agreement and the other Transaction Documents to which it is a party and (ii) perform its obligations under this Agreement and the other Transaction Documents to which it is a party and the execution, delivery and performance of, and the consummation of the transactions provided for in, this Agreement and the other Transaction Documents to which it is a party have been duly authorized by the Servicer by all necessary action.

(d) Binding Obligations.  This Agreement and each of the other Transaction Documents to which it is a party constitutes legal, valid and binding obligations of the Servicer, enforceable against the Servicer in accordance with their respective terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) as such representatives to (A) examine and make copies of and abstracts from all books and records relating to the Pool Receivables or other Collateral, (B) visit the offices and properties of the Borrower for the purpose of examining such books and records and (C) discuss matters relating to the Pool Receivables, the other Collateral or the Borrower’s performance hereunder or under the other Transaction Documents to which it is a party with any of the officers, directors, employees or independent public accountants of the Borrower having knowledge of such matters and (ii) without limiting the provisions of clause (i) above, during regular business hours, at the Borrower’s expense, upon prior written notice from the Administrative Agent, permit certified public accountants or other auditors acceptable to the Administrative Agent to conduct a review of its books and records with respect to such Pool Receivables and other Collateral; provided, that the Borrower shall be required to reimburse the Administrative Agent for only one (1) such review pursuant to clause (ii) above in any twelve-month period, unless an Event of Default has occurred and is continuing.

(h)Payments on Receivables, Lock-Box Accounts.  The Borrower (or the Servicer on its behalf) will, and will cause each Originator to, at all times, instruct all Obligors to deliver payments on the Pool Receivables to a Lock-Box Account or a Lock-Box.  The Borrower (or the Servicer on its behalf) will, and will cause each Originator to, at all times, maintain such books and records necessary to identify Collections received from time to time on Pool Receivables and to segregate such Collections from other property of the Servicer, the Transferor and the Originators.  If any payments on the Pool Receivables or other Collections are received by the Borrower, the Servicer, the Transferor or an Originator, it shall hold such payments in trust for the benefit of the Administrative Agent and the other Secured Parties and promptly (but in any event within two (2) Business Days after receipt) remit such funds into a Lock-Box Account.  The Borrower (or the Servicer on its behalf) will, unless otherwise agreed in writing by the Administrative Agent, instruct each Originator, in its capacity as the beneficiary (or prospective beneficiary) of an Eligible Supporting Letter of Credit, to instruct the related Eligible Supporting Letter of Credit Provider to make payments in respect of Eligible Supporting Letters of Credit issued (or confirmed by) such Eligible Supporting Letter of Credit Provider directly to a Lock-Box Account if the Servicer fails to do so and, if an Eligible Supporting Letter of Credit Provider fails to so deliver payments to a Lock-Box Account, the Borrower (or the Servicer on its behalf) will, unless otherwise agreed in writing by the Administrative Agent, use all reasonable efforts to cause the applicable Originator to cause such Eligible Supporting Letter of Credit Provider to deliver subsequent payments (if any) in respect of Eligible Supporting Letters of Credit issued (or confirmed by) such Eligible Supporting Letter of Credit Provider directly to a Lock-Box Account if the Servicer fails to do so.  The Borrower (or the Servicer on its behalf) will cause each Lock-Box Bank to comply with the terms of each applicable Lock-Box Agreement.  The Borrower shall not permit funds other than (i) Collections on Pool Receivables and other Collateral and (ii) collections on Excluded Receivables, to be deposited into any Lock-Box Account.  If such funds or any collections on Excluded Receivables are nevertheless deposited into any Lock-Box Account, the Borrower (or the Servicer on its behalf) will within two (2) Business Days of receipt identify and transfer such funds to the appropriate Person entitled to such funds.  The Borrower will not, and will not permit the Servicer, the Transferor, any Originator or any other Person to commingle Collections or other funds to which the Administrative Agent or any other Secured Party is entitled, with any other funds (other than the temporary commingling of Collections with collections on Excluded Receivables provided that such collections on Excluded Receivables are identified and removed from the applicable

(ii) The Borrower shall at all times be organized under the laws of the State of Delaware and shall not take any action to change its jurisdiction of organization.

(iii) The Borrower will not change its name, location, identity or corporate structure unless (x) the Borrower, at its own expense, shall have taken all action necessary or appropriate to perfect or maintain the perfection of the security interest under this Agreement (including, without limitation, the filing of all financing statements and the taking of such other action as the Administrative Agent may request in connection with such change or relocation) and (y) if requested by the Administrative Agent, the Borrower shall cause to be delivered to the Administrative Agent, an opinion, in form and substance satisfactory to the Administrative Agent as to such UCC perfection and priority matters as the Administrative Agent may request at such time.

(u)Anti-Money Laundering/International Trade Law Compliance.  The Borrower will not become a Sanctioned Person.  No Covered Entity, either in its own right or through any third party, will (a) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (b) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; (c) engage in any dealings or transactions prohibited by any Anti-Terrorism Law or (d) use the proceeds of any Credit Extension to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law.  The funds used to repay each Credit Extension will not be derived from any unlawful activity.  The Borrower shall comply with all Anti-Terrorism Laws.  The Borrower shall promptly following becoming aware of the same notify the Administrative Agent and each Lender in writing upon the occurrence of a Reportable Compliance Event.

(iv) The Borrower has not used and will not use the proceeds of any Credit Extension to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.

(w)Borrower’s Net Worth.  The Borrower shall not permit the Borrower’s Net Worth to be less than the Required Capital Amount.

(x)Borrower’s Tax Status.  The Borrower will remain a wholly-owned subsidiary of a United States person (within the meaning of Section 7701(a)(30) of the Code) and not be subject to withholding under Section 1446 of the Code. No action will be taken that would cause the Borrower to be treated as an association taxable as a corporation or a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes.

(y)Liquid Coverage Ratio. The Borrower shall not issue any LCR Security.

SECTION 8.02.  Covenants of the Servicer.  At all times from the Closing Date until the Final Payout Date:

(a) Financial Reporting.  The Servicer will maintain a system of accounting established and administered in accordance with GAAP, and the Servicer shall furnish to the Administrative Agent, the LC Bank and each Lender:

representatives to (A) examine and make copies of and abstracts from all books and records relating to the Pool Receivables or other Collateral, (B) visit the offices and properties of the Servicer for the purpose of examining such books and records and (C) discuss matters relating to the Pool Receivables, the other Collateral or the Servicer’s performance hereunder or under the other Transaction Documents to which it is a party with any of the officers, directors, employees or independent public accountants of the Servicer (provided that representatives of the Servicer are present during such discussions) having knowledge of such matters and (ii) without limiting the provisions of clause (i) above, during regular business hours, at the Servicer’s expense, upon prior written notice from the Administrative Agent, permit certified public accountants or other auditors acceptable to the Administrative Agent to conduct a review of its books and records with respect to the Pool Receivables and other Collateral; provided, that the Servicer shall be required to reimburse the Administrative Agent for only one (1) such review pursuant to clause (ii) above in any twelve-month period unless an Event of Default has occurred and is continuing.

(f) Payments on Receivables, Lock-Box Accounts.  The Servicer will at all times, instruct (or cause a Sub-Servicer to instruct) all Obligors to deliver payments on the Pool Receivables to a Lock-Box Account or a Lock-Box.  The Servicer will, at all times, maintain such books and records necessary to identify Collections received from time to time on Pool Receivables and to segregate such Collections from other property of the Servicer, the Transferor and the Originators.  If any payments on the Pool Receivables or other Collections are received by the Borrower (other than into a Lock-Box Account), the Servicer, the Transferor or an Originator, it shall hold such payments in trust for the benefit of the Administrative Agent and the other Secured Parties and promptly (but in any event within two (2) Business Days after receipt) remit such funds into a Lock-Box Account.  The Servicer will (on behalf of the Borrower), unless otherwise agreed in writing by the Administrative Agent, instruct each Originator, in its capacity as the beneficiary of an Eligible Supporting Letter of Credit, to instruct each Eligible Supporting Letter of Credit Provider to make payments in respect of Eligible Supporting Letters of Credit issued (or confirmed by) such Eligible Supporting Letter of Credit Provider directly to a Lock-Box Account if the applicable Originator fails to do so and, if an Eligible Supporting Letter of Credit Provider fails to so deliver payments to a Lock-Box Account, the Servicer will, unless otherwise agreed in writing by the Administrative Agent, use all reasonable efforts to cause the applicable Originator to cause such Eligible Supporting Letter of Credit Provider to deliver subsequent payments (if any) in respect of Eligible Supporting Letters of Credit issued (or confirmed by) such Eligible Supporting Letter of Credit Provider directly to a Lock-Box Account if the applicable Originator fails to do so.  The Servicer shall not permit funds other than (i) Collections on Pool Receivables and other Collateral and (ii) collections on Excluded Receivables, to be deposited into any Lock-Box Account.  If such funds or any collections on Excluded Receivables are nevertheless deposited into any Lock-Box Account, the Servicer will within two (2) Business Days of receipt identify and transfer such funds to the appropriate Person entitled to such funds.  The Servicer will not, and will not permit the Borrower, any Originator or any other Person to commingle Collections or other funds to which the Administrative Agent or any other Secured Party is entitled, with any other funds (other than the temporary commingling of Collections with collections on Excluded Receivables provided that such collections on Excluded Receivables are identified and removed from the applicable Lock-Box Account within two (2) Business Days following receipt thereof).  The Servicer shall only add a Lock-Box Account (or a related Lock-Box), or a Lock-Box Bank to those listed on Schedule II to this Agreement, if the Administrative Agent has received notice of